Exhibit 99.1

Active Power Reports First Quarter 2010 Results

Company Achieves First Cash Flow Positive Quarter

AUSTIN, Texas (April 23, 2010) – Critical backup power systems manufacturer Active Power, Inc. (NASDAQ: ACPW) announced results for its first quarter ended March 31, 2010.

Q1 2010 Highlights:

•	Generated $1.3 million cash from operations, making this the company’s first cash flow positive quarter

•	Achieved revenue of $11.1 million, highlighted by a 243% increase in revenues from Asia compared to the first quarter of 2009

•	Increased OEM channel revenues by 137% from the fourth quarter of 2009 to $3 million

•	Increased direct channel revenues in the first quarter by 11% over the first quarter of 2009

•	Improved gross margins by 7% from the previous quarter to 26%

•	Announced nearly $6 million in containerized PowerHouse system orders, totaling more than 4.5 megawatts of critical backup power

•

Shipped 95 flywheel-based uninterruptible power supply (UPS) systems at an average selling price of $85,000 per unit during the first quarter of 2010, compared to 86 shipped in the previous quarter at an average selling price of $90,000.

•

Raised approximately $9.0 million in equity, after underwriting discounts and commissions and estimated offering expenses payable by Active Power, via common stock offering, adding additional working capital to the business

Q1 2010 Financial Results:

Revenue for the quarter was $11.1 million, unchanged from the first quarter of 2009, and decreased by 21% from $14 million in the fourth quarter of 2009. Gross profit margin was 26%, as compared to 19% in the fourth quarter of 2009, and 29% in the first quarter of 2009.

Net loss was $2.6 million, or 4 cents per share. This compares to a net loss of $2.2 million, or 3 cents per share, in the fourth quarter of 2009, and a net loss of $2.4 million, or 4 cents per share, in the same year-ago period.

Cash and investments increased by $10.1 million during the quarter to $17.6 million at March 31, 2010, including $9.0 million in net proceeds from the sale of shares in February 2010.

Management Commentary:

“We are experiencing improving sales and order trends across all of our channels and geographies,” said Jim Clishem, president and CEO, Active Power. “This improvement allows us to see higher revenues for the next several quarters compared to 2009 levels. The fact we achieved cash flow positive status for the first time is also an important corporate milestone and critical as we focus on reaching and sustaining profitability.”

“Our products and solutions reduce energy losses which decrease electricity costs for the customer while improving reliability. And with our commercialization strategy in place, these key attributes enable us to build long term relationships with customers that result in large, repeat orders for Active Power products and services. These compelling results coupled with our marketing efforts should result in revenue increases and further improvement to our financial results through 2010.”

Outlook:

Active Power expects second quarter 2010 revenues between $13 million and $16 million. Second quarter earnings per share is expected to range between breakeven and a loss of 3 cents per share. Cash and investments at the end of the second quarter of 2010 are expected to decrease by up to $2 million, primarily due to investments in working capital as revenue increases.

Conference Call:

Active Power will host a conference call today, Friday, April 23, 2010, at 11:00 a.m. (ET) to discuss its first quarter 2010 results. Investors and interested parties may listen live via Webcast here. A replay of the Webcast will be available until May 7, 2010, via Active Power’s Web site at www.activepower.com.

About Active Power

Active Power provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel based UPS systems protect critical operations in datacenters, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the second quarter of 2010, its future operating results and customers’ current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the ended December 31, 2009 and its Current Reports on Form 8-K filed since such year ended. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Investor Contact:	Media Contact:
Ron Both	Lee Higgins
Liolios Group, Inc.	Public Relations Manager
949-574-3860	512-744-9488
info@liolios.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Product revenue	$9,386	$9,709
Service and other revenue	1,731	1,434

Total revenue	11,117	11,143

Cost of product revenue	6,865	6,901
Cost of service and other revenue	1,401	980

Total cost of revenue	8,266	7,881

Gross profit	2,851	3,262

Operating expenses:
Research and development	835	1,101
Selling and marketing	3,258	3,330
General and administrative	1,317	1,139

Total operating expenses	5,410	5,570

Operating loss	(2,559)	(2,308)

Interest income (expense)	(26)	(10)
Other income (expense)	(4)	(49)

Net loss	$(2,589)	$(2,367)

Net loss per share, basic & diluted	$(0.04)	$(0.04)
Shares used in computing net loss per share, basic & diluted	71,525	60,124

Comprehensive loss:
Net loss	$(2,589)	$(2,367)
Translation gain (loss) on subsidiaries in foreign currencies	(161)	(18)
Change in unrealized gain (loss) on investments in marketable securities	—	2

Comprehensive loss	$(2,750)	$(2,383)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	March 31 2010	December 31 2009
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$17,560	$7,489
Accounts receivable, net	6,608	11,529
Inventories	6,597	6,629
Prepaid expenses and other	427	418

Total current assets	31,192	26,065
Property and equipment, net	2,471	2,903
Deposits and other	366	376

Total assets	$34,029	$29,344

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$2,441	$5,155
Accrued expenses	5,208	4,957
Deferred revenue	2,212	1,713
Revolving line of credit	2,559	2,559

Total current liabilities	12,420	14,384

Long-term liabilities	691	468
Stockholders’ equity:
Common stock	80	66
Treasury stock	(103)	(73)
Additional paid-in capital	273,746	264,554
Accumulated deficit	(252,465)	(249,876)
Other accumulated comprehensive income (loss)	(340)	(179)

Total stockholders’ equity	20,918	14,492

Total liabilities and stockholders’ equity	$34,029	$29,344